TRANSFER AGENCY AND SERVICES AGREEMENT


         THIS AGREEMENT, dated as of this 1ST day of March, 1998 between IBJ FUNDS TRUST (the "Fund"), a Delaware business trust having its principal place of business at 4400 Computer Drive, Westborough, Massachusetts 01581, and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                                     WITNESSETH

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets.

         WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Fund on behalf of the Portfolios, desires to appoint FDISG as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and FDISG desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and FDISG agree as follows:

Article  1        Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to FDISG from time to time.

                  (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

                  (d) "Commission" shall mean the Securities and Exchange Commission.

                  (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (f) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (g) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (h) "Oral  Instructions"  shall mean instructions,  other than
         Written  Instructions,   actually  received  by  FDISG  from  a  person
         reasonably believed by FDISG to be an Authorized Person;

                  (i) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

                  (j) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                  (l) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                  (m) "Written Instructions" shall mean a written communication signed by a person reasonably believed by FDISG to be an Authorized Person and actually received by FDISG. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2        Appointment of FDISG.

         The Fund, on behalf of the Portfolios, hereby appoints and constitutes FDISG as transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as shareholder servicing agent for the Fund, and FDISG hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3        Duties of FDISG.

         3.1  FDISG shall be responsible for:

                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of FDISG annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between FDISG and the Fund.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. FDISG shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                  (c) In addition to providing the foregoing services, the Fund hereby engages FDISG as its exclusive service provider with respect to the Print/Mail Services as set forth in Schedule B for the fees also identified in Schedule B. FDISG agrees to perform the services and its obligations subject to the terms and conditions of this Agreement.

                  (d) Notwithstanding any of the foregoing provisions of this Agreement, FDISG shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor;
         (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, the Fund shall (i) identify to FDISG in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of FDISG for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

         3.3 FDISG agrees to provide the services set forth herein in accordance with the performance standards annexed hereto as Exhibit 1-A of Schedule A and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement of the parties.

         3.4 In addition to the duties set forth herein, FDISG shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and FDISG.

Article 4         Recordkeeping and Other Information.

         4.1 FDISG shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by FDISG for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, FDISG agrees that all such records prepared or maintained by FDISG relating to the services to be performed by FDISG hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, FDISG will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. FDISG reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5         Fund Instructions.

         5.1 FDISG will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. FDISG will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of FDISG.

         5.2 At any time, FDISG may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it reasonably and in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for FDISG. Written Instructions requested by FDISG will be provided by the Fund within a reasonable period of time.

         5.3 FDISG, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect FDISG's right to rely on Oral Instructions.

Article  6        Compensation.

         6.1 The Fund on behalf of each of the Portfolios will compensate FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

         6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by FDISG in the performance of its duties hereunder. Out-of-pocket expenses shall include the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties. Out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by FDISG in the performance of its obligations hereunder.

         6.3 The Fund on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses to FDISG by Federal Funds Wire within fifteen (15) business days following the receipt of the respective invoice unless further verification or documentation is required.

         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule executed and dated by the parties hereto.

Article  7        Documents.

         In connection with the appointment of FDISG, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for FDISG to prepare to perform its duties hereunder, deliver or caused to be delivered to FDISG the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.

Article  8        Transfer Agent System.

         8.1 FDISG shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by FDISG in connection with the services provided by FDISG to the Fund herein (the "FDISG System").

         8.2 FDISG hereby grants to the Fund a limited license to the FDISG System for the sole and limited purpose of having FDISG provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund, is provided with direct access to the FDISG System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the FDISG System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry, and any other non-conforming method of transmission of information to the FDISG System is strictly prohibited without the prior written consent of FDISG.

Article 9         Representations and Warranties.

         9.1 FDISG represents and warrants to the Fund that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this
         Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

                  (e) it has and will  continue to have access to the  necessary
         facilities,   equipment   and  personnel  to  perform  its  duties  and
         obligations under this Agreement.

         9.2      The Fund represents and warrants to FDISG that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

                  (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

Article 10        Indemnification.

         10.1 FDISG shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) any actions of FDISG required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder;

                  (b) FDISG's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by FDISG from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of FDISG's duties and obligations hereunder;

                  (c) the reasonable reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

                  (d) the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

                  (e) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

         10.2 The Fund shall not be responsible for and FDISG shall indemnify and hold the Fund harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Fund or for which the Fund may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) any actions of FDISG required to be taken pursuant to this Agreement provided that such Claim resulted from a negligent act or omission to act, bad faith, willful misfeasance or reckless disregard by FDISG in the performance of its duties hereunder; and

                  (b) FDISG's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the FDISG's negligence or misconduct or the breach of any representation or warranty of FDISG made herein.

         10.3 In any case in which the one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

                  (a)      one  year  after  the   Indemnifying   Party  becomes
 aware  of  the  event  for  which
         indemnification is claimed; or

                  (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be FDISG's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this Article 10 may apply.

Article  11       Standard of Care.

         11.1 FDISG shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by FDISG's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12       Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR CONSEQUENTIAL DAMAGES.



Article  13       Term and Termination.

         13.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement.

         13.2 Either party may terminate this Agreement at the end of the Initial Term upon not than less than sixty (60) days or more than one hundred-eighty (180) days prior written notice to the other party.

         13.3 This Agreement may be terminated by the Fund prior to the expiration of the Initial Term in the event FDISG has failed to meet the Performance Standards, as set forth in Exhibit 1-A to Schedule A, in three consecutive quarters. The Fund will provide FDISG with sixty (60) days written notice after the third consecutive quarter of FDISG's failure to meet the Performance Standards if the Fund intends to exercise this option under this
Section 13.3. Notwithstanding the foregoing, the Fund's right under this Section
13.3 shall not be effective until ninety (90) days after FDISG has begun providing services under this Agreement. In the event that the Administration Agreement dated March 1, 1998 (the "Administration Agreement"), between FDISG and the Fund is terminated by the Fund because of a breach by FDISG of certain performance standards as provided in Section 7(b) of the Administration Agreement, this Agreement may be terminated by the Fund upon sixty (60) days' prior written notice to FDISG.

         13.4 In the event a termination notice is given by the Fund, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent ("Conversion Costs") will be borne by the Fund; provided, however, that in the event that such termination notice is given as a result of a breach of the Performance Standards by FDISG with respect to the services to be provided under this Agreement as outlined in
Section 13.3 of this Agreement or Section 7(b) of the Administration Agreement or a material breach by FDISG of its duties and obligations hereunder as outlined in Section 13.5 of this Agreement or Section 7(d) of the Administration Agreement, the Conversion Costs shall be payable by FDISG.

         13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination of rights of FDISG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

Article  14       Additional Portfolios

         14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Fund desires to have FDISG render services as transfer agent under the terms hereof, the Fund shall so notify FDISG in writing, and if FDISG agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

Article  15       Confidentiality.

       15.1 The parties agree that the Proprietary Information (defined below) ("Confidential Information") are confidential information of the parties and their respective licensers. The Fund and FDISG shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. The Fund and FDISG may each use the Confidential Information only to exercise its rights or perform its duties under this Agreement. The Fund and FDISG shall not sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and FDISG may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Fund and FDISG may also disclose the Confidential Information to independent contractors, auditors and professional advisors and as legally required or requested by regulators. Notwithstanding the previous sentence, in no event shall either the Fund or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

       15.2    Proprietary Information means:

               (a) any data or information that is sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

               (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or FDISG a competitive advantage over its competitors; and

               (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

       15.3 Confidential Information may be memorialized in, without limitation, documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes or models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

       15.4 Each party acknowledges that breach of the restrictions on use, dissemination or disclosure of any Confidential Information of the other party would result in immediate and irreparable harm, and money damages would be inadequate to compensate the other party for that harm. Each party shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

Article  16       Force Majeure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or
(v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment, provided such party shall have had reasonable back-up equipment available. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17        Assignment and Subcontracting.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld. With the consent of the Fund, FDISG may engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG.

Article  18       Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or FDISG, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  IBJ Funds Trust
                  One State Street
                  New York, New York  10004
                  Attention:  President

                  with a copy to:

                  Baker & McKenzie
                  805 Third Avenue, 30th Floor
                  New York, New York 10022
                  Attention:

                  To FDISG:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to FDISG's General Counsel at the same address

Article 19        Governing Law/Venue.

         The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of New York, and FDISG and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 20        Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 21        Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 22        Publicity.

         Neither FDISG nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements.

Article 23        Relationship of Parties.

         23.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 24        Year 2000

         FDISG warrants that all equipment and software provided by FDISG in connection with the services rendered hereunder includes or shall include design and performance capabilities so that prior to, during and after the calendar year 2000, they will not malfunction, produce invalid or incorrect results, or abnormally cease to function due solely to the year 2000 date change or any other problematic dates, e.g. leap year, 9/9/1999. Such broader design and performance capabilities shall include, without limitation, the ability to recognize the century and manage and manipulate data involving dates, including single century and multi-century formulas and date values, without resulting in the generation of incorrect values involving such dates or causing an abnormal ending; date data interfaces with functionalities and data fields that indicate the century; and date-related functions that indicate the century. FDISG shall upon request from time to time provide a status of the progress regarding this provision.

Article 25        Entire Agreement; Severability.

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                                            IBJ FUNDS TRUST

                                            By:

                                            Title:


                    FIRST DATA INVESTOR SERVICES GROUP, INC.


                                            By:

                                            Title:

                                                     Exhibit 1

                                                LIST OF PORTFOLIOS

                                           The Reserve Money Market Fund
                                            The Core Fixed Income Fund
                                               The Core Equity Fund
                                           The Blended Total Return Fund

                                                     Schedule A

                                                  DUTIES OF FDISG

         1. Shareholder Information. FDISG shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification numbers and which shall indicate whether such Shares are held in certificates or uncertificated form.

         2. Shareholder Services. FDISG shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between FDISG and the Fund.

         3.       Share Certificates.

                  (a) At the expense of the Fund, the Fund shall supply FDISG with an adequate supply of blank share certificates to meet FDISG requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, FDISG or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

                  (b) FDISG shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by FDISG of properly executed affidavits and lost certificate bonds, in form satisfactory to FDISG, with the Fund and FDISG as obligees under the bond.

                  (c) FDISG shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) FDISG shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification numbers. FDISG shall further maintain a stop transfer record on lost and/or replaced certificates.

         4. Mailing Communications to Shareholders; Proxy Materials. FDISG will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, FDISG will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         5.  Sales of Shares

                  (a) FDISG shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of FDISG to rely on such Written Instructions or official notice.

                  (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, FDISG will endeavor to: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and
(iii) take such actions as FDISG may from time to time deem appropriate.

         6.  Transfer and Repurchase

                  (a) FDISG shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

                  (b) FDISG will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as FDISG reasonably may deem necessary.

                  (c) FDISG reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. FDISG also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which FDISG, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (d) When Shares are redeemed, FDISG shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by FDISG reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

                  (e) FDISG shall upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by FDISG from the Fund.

                  (f) FDISG shall not process or effect any repurchase with respect to Shares of the Fund after receipt by FDISG or its agent of notification of the suspension of the determination of the net asset value of the Fund.

         7.       Dividends

                  (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to FDISG Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

                  (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide FDISG with sufficient cash to make payment to the Shareholders of record as of such payment date.

                  (c) If FDISG does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, FDISG will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to FDISG.

         8. In addition to and neither in lieu nor in contravention of the services set forth above, FDISG shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in Schedule B, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                                                     Schedule B

                                                    FEE SCHEDULE



  1.     Standard Fees

         $20,000 per Portfolio per annum


  2.     Programming Costs

         (a)  Dedicated Team:

                  Programmer                      $100,000 per annum
                  BSA                                  $ 85,000 per annum
                  Tester                                $ 65,000 per annum

         (b)  System Enhancements (Non Dedicated Team):

                  Programmer                        $135.00 per hour

The above rates are subject to an annual 5% increase  after the one year anniversary of the effective date of this Agreement.


3.     PRINT/MAIL CHARGES  [TO BE CONFIRMED]

         Work Order                                           $7.00 per work order

         Daily Work (Confirms)
                  Hand                                        $71/M with $75.00 minimum
                                                              $0.07/each insert (BRE & CRE have no
                                                              charge)

                  Machine                            $42/M with $50.00 minimum
                                                              $0.003/each insert (BRE & CRE have no
                                                              charge)

         Daily Checks
                  Hand                                        $71/M with $100.00 minimum daily
                                                              $0.08/each insert (BRE & CRE have no
                                                              charge)

                  Machine                            $42/M with $75.00 minimum daily
                                                              $0.003/each insert (BRE & CRE have no
                                                              charge)

                  There is a $2.50 charge for each Form 3606 sent.

         Statements
                  Hand                                        $78/M with $75.00 minimum
                                                              $0.08/each insert (BRE & CRE have no
                                                              charge)

                  Machine                            $52/M with $75.00 minimum
                                                              $0.003/each insert (BRE & CRE have no
                                                              charge)
                                                              $58/M for intelligent inserting

         Periodic Checks
                  Hand                                        $78/M with $100.00 minimum
                                                              $0.08/each insert (BRE & CRE have no
                                                              charge)

                  Machine                            $52/M with $100.00 minimum
                                                              $0.01/each insert (BRE & CRE have no
                                                              charge)

         12b-1/Dealer Commission
         Checks/Statements                           $0.78/each envelope with $100.00 minimum

         Spac Reports/Group Statements               $78/M with $75.00 minimum

         Messaging                                            $20/message

         Listbills                                            $0.78 per envelope with $75.00 minimum

         Printing Charges                            $0.08/confirm/statement/page
                                                              $0.10/check

         Folding (Machine)                           $18/M

         Folding (Hand)                              $.12 each

         Presort Charge                              $0.277 postage rate
                                                              $0.035/piece

         Courier Charge                              $15.00 for each on call courier trip/
                                                              or actual cost for on demand

         Overnight Charge                            $3.50/package service charge plus
                                                              Federal Express/Airborne charge

         Inventory Charge                            $20.00 for each inventory location as of
                                                              the 15th of the month

         Hourly Work:  Special Projects,
         Opening Envelopes, etc.                     $24.00/hour

         Special Pulls                                        $2.50 per account pull

         Boxes/Envelopes
                  Shipping Boxes                     $0.85 each
                  Oversized Envelopes                         $0.45 each

         Forms Development/Programming Fee  $100.00/hour

         Cutting Charges                             $10.00/M


                                                     Schedule C

                                               OUT-OF-POCKET EXPENSES

         The Fund shall reimburse FDISG monthly for applicable out-of-pocket expenses, including the following items:

               Microfiche/microfilm production
               Magnetic media tapes and freight
               Printing costs, including certificates, envelopes, checks and stationery Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund Due diligence mailings Telephone and telecommunication costs
               Ad hoc reports as approved by the Fund Proxy solicitations, mailings and tabulations Daily & Distribution advice mailings Shipping, Certified and Overnight mail and insurance Year-end form production and mailings Duplicating services Courier services Incoming and outgoing wire charges Federal Reserve charges for check clearance Overtime, as approved by the Fund Temporary staff, as approved by the Fund Travel and entertainment, as approved by the Fund
               Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
               Third party audit reviews
               Ad hoc SQL time as approved by the Fund

         The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with FDISG. In addition, the Fund will promptly reimburse FDISG for any other unscheduled expenses incurred by FDISG whenever the Fund and FDISG mutually agree that such expenses are not otherwise properly borne by FDISG as part of its duties and obligations under the Agreement.

g:\shared\clients\ibj\peas\1998\pea#5\exh15bdoc

g:\shared\clients\ibj\peas\1998\pea#5\exh15b.doc

                                                     Schedule D

                                                   FUND DOCUMENTS

               Certified copy of the Articles of Incorporation of the Fund, as amended

               Certified copy of the By-laws of the Fund, as amended,

               Copy of the resolution of the Board of Directors authorizing the execution and delivery of this
              Agreement

               Specimens  of  the  certificates  for  Shares  of  the  Fund,  if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

               All account  application  forms and other  documents  relating to
              Shareholder accounts or to any plan, program or service offered by the Fund

               Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefor, and the number of Shares redeemed by the Fund

               All  notices  issued by the Fund with  respect  to the  Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and notices of any special or annual meetings of shareholders and any other notices required.

                            Exhibit 1-A to Schedule A

                                               Performance Standards

         Pursuant to Section 3.3 of this Agreement, FDISG has agreed to perform the services described in this Agreement in accordance with the Performance Standards set forth in this Exhibit 1 to Schedule A. The parties agree that the measurement of the Performance Standards will not begin until ninety (90) days after FDISG has begun providing services under this Agreement. The parties agree that each quarterly period, as described below, will be measured on a rolling three calendar month period. The parties agree that such Performance Standards, which are described below, may be revised from time to time upon the mutual agreement of the parties. The parties agree that any new Funds that may be added to the Fund from time to time will be entitled to similar Performance Standards and measuring periods.

         (a) In the event that FDISG fails to meet a particular Performance Standard category in any particular quarter, the Fund will provide FDISG with written notice of such failure, and FDISG agrees to take appropriate corrective action as soon as reasonably possible.

         (b) In the event that FDISG fails to meet a particular Performance Standard category (except for any failure due to circumstances beyond its control) in two (2) consecutive quarters, the fee payable to FDISG hereunder for such service shall be reduced by ten percent (10%) for the second of those two quarters.

         (c) In the event that FDISG fails to meet a particular Performance Standard category (except for any failure due to circumstances beyond its control) for any three (3) consecutive quarters, the Fund shall have the right to terminate this Agreement upon sixty (60) days' written notice to FDISG.

         (d) Compliance with the Performance Standards shall be measured quarterly based on the average performance during that quarter. In the event that volumes shall exceed 500 wires per day, compliance with the Performance Standards shall then be measured monthly based on the average performance during that month. A month shall be defined as a calendar month.

         (e) The Performance Standards shall be as follows:

SEE ATTACHED